EXHIBIT 5.1
                          LIFE PARTNERS HOLDINGS, INC.
                          P.O. Box 20034 Waco, TX 76702
                   Phone: (800) 368-5569 Fax: (254) 751-7797
                     E-mail: questions@lifepartnersinc.com

Life Partners Holdings, Inc. Announces Major Purchase Agreement
  Company Agrees to Originate and Process up to $1 Billion per quarter of Senior Settlements


For Immediate Release
Contact John McLemore
254-751-9700

(Waco, TX) May 3, 2000 - Life Partners Holdings, Inc. (LPHI)(OTCBB) announced today that it has entered into an agreement with a single institution to originate, underwrite and process up to $1 Billion per calendar quarter of Senior Life Settlements over the next five years. Extended Life Services, Inc.
(ELSI), a wholly owned subsidiary of LPHI, will handle the line of business. LPHI officials said that the agreement provides for the purchase of up to $20 Billion of Senior Life Settlements over the term of the contract.

Senior Life Settlements are a new and innovative financial tool for senior citizens, which allows them to sell their life insurance for immediate cash. These transactions have become an increasingly popular way for older Americans to restructure their assets into a form that meets their current needs.

LPHI said it believes the agreement has the potential to result in the largest single purchase order for Senior Life Settlements ever. The company said it might take as long as nine months before it will have the ability to process $1 Billion of policies per quarter on a consistent basis, but ELSI officials expressed confidence that the company can fulfill the request for qualified policies.

LPHI said the large anticipated volume of business in the senior sector will increase its profitability, but the company declined to predict the timing and amount of the profits anticipated.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.


Contact Information:
John McLemore,
LPHI Director of Corporate Communications
(254) 751-9700